Exhibit 99.1

Media Contacts:

Fred Kornberg, President and Chief Executive Officer

Robert G. Rouse, Executive Vice President

(631) 777-8900

Info@comtechtel.com

COMTECH APPOINTS ROBERT G. ROUSE CHIEF OPERATING OFFICER;

ANNOUNCES OTHER APPOINTMENTS

Melville, N.Y., - March 8, 2006 --- Comtech Telecommunications Corp. (NASDAQ:CMTL) announced today the appointment of Robert G. Rouse, the Company’s Executive Vice President, to the newly-created position of Chief Operating Officer. Mr. Rouse had been Comtech’s Chief Financial Officer since joining the Company in July 2001. At the same time, Michael D. Porcelain, formerly the Company’s Vice President of Finance, was named Senior Vice President and Chief Financial Officer and Jerome V. Kapelus joined the Company as Senior Vice President, Strategy and Business Development, a new position.

In announcing these appointments, Fred Kornberg, Chairman and Chief Executive Officer, said, “The Board of Directors and I are delighted that, as expected, Rob Rouse has amply demonstrated his readiness to assume his new leadership role as Chief Operating Officer of the Company. Rob has already played a critical role in managing our dramatic growth since joining Comtech nearly five years ago. Our ongoing growth and diversification goals have underscored the desirability of creating this position, and Rob’s personal attributes and intimate involvement with our business operations provide an excellent basis for a seamless undertaking of his new duties.”

Mr. Kornberg continued, “Over the last four years, Mike Porcelain has worked closely with Rob and me in developing Comtech’s financial and strategic initiatives, as well as spearheading our Sarbanes-Oxley efforts. His deep knowledge of the Company and strong working relationships with Rob, me and the rest of the Comtech senior management team, position him well to be an effective Chief Financial Officer.”

Mr. Kornberg added, “We are also pleased to welcome Jerome Kapelus to Comtech’s senior management team. Jerome joins us after serving eighteen years in the financial services industry, most recently as a Managing Director at Bear, Stearns & Company, where he provided investment banking services, including mergers and acquisition advice, and capital markets products and solutions, to growth companies in the telecommunications equipment sector. We anticipate that Jerome will be an important addition to our team and, in particular, a valued participant as we further develop our organic and acquisition growth strategies.”

In conclusion, Mr. Kornberg noted, “The news we announce today, with great pleasure, enhances our management team’s ability to excel in carrying out its leadership mission for our dynamic and growing businesses.”

Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. The Company conducts its business through three complementary segments: telecommunications transmission, mobile data communications and RF microwave amplifiers. The Company offers niche products, systems and services where it believes it has technological, engineering, systems design or other expertise that differentiate its product offerings.

Certain information in this press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. The Company's Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in such Securities and Exchange Commission filings.

# # #

PCMTL